Exhibit 99.1

NEWS RELEASE

Contact:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Pactiv Evergreen Reports Fourth Quarter 2021 Financial Results

Solid results as we execute our strategic priorities

Fourth Quarter 2021 Financial Highlights:

•

Net Revenues of $1,527 million for the fourth quarter of 2021 were up 30% compared to $1,175 million in the prior year period with 23% growth due to price/mix and 9% growth due to acquisitions, partially offset by a 1% volume decline and a 1% decline due to dispositions.

•	Net Income from continuing operations of $34 million for the fourth quarter of 2021 compared to $18 million in the prior year period.
•	Adjusted EBITDA[1] from continuing operations of $205 million for the fourth quarter of 2021 compared to $170 million in the prior year period.

LAKE FOREST, Ill., (February 23, 2022) – Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”), today reported results for the fourth quarter and fiscal year ended December 31, 2021.

Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “We finished 2021 with significant momentum across all of our business segments, achieving 30% revenue growth in the quarter. This included a 23% improvement in price/mix in the quarter due to contractual cost pass-through price increases and pricing actions that partially offset inflationary increases in materials, logistics and manufacturing costs.

Due to the continued labor constraints impacting our industry that worsened in the fourth quarter due to Omicron-related absenteeism, our fourth quarter and full year 2021 results were below the revised full year fiscal 2021 guidance we provided in September. While these industry challenges will likely continue for several quarters, the Company remains committed to strengthening our innovation pipeline, increasing productivity and exceeding our valued customers’ expectations.”

King continued, “While 2021 was a challenging year for Pactiv Evergreen, and the industry overall, it was also a transformational year for our Company. We have made great progress with the integration of Fabri-Kal into our business as we continue to execute on the strategic priorities we previously outlined when we announced this transaction. I am also pleased with our recent agreement to sell our carton packaging and filling machinery businesses in China, Korea and Taiwan as we refine our strategic focus on our North America markets.

On February 16, the Company entered into an agreement with a life insurance company to further reduce our gross pension plan liabilities by approximately $1,260 million. The transfer of these obligations will be funded from existing plan assets. This follows a $959 million pension obligation transfer in 2021 and represents another milestone on our journey to improve our risk profile and strengthen our financial position.”

Positioning the Company for Future Growth

Pactiv Evergreen continues to focus on executing strategic priorities to better position the Company for future growth:

•

On October 1, 2021, the Company completed the acquisition of Fabri-Kal, a leading manufacturer of foodservice and consumer brand packaging solutions. The integration of the business is progressing as expected. This acquisition further expands the Company’s position in the foodservice and consumer packaged goods businesses, and provides opportunities to leverage its combined manufacturing and distribution capabilities to maximize its service levels. The Company’s fourth quarter results include a full quarter of Fabri-Kal’s results.

•

On October 12, 2021, the Company announced an agreement to sell its 50 percent interest in Naturepak Beverage Packaging Co. Ltd., which supplies customers in the Middle East and Africa region from manufacturing plants in Morocco and Saudi Arabia.

•	As of December 31, 2021, the Company has completed the previously announced exit of the coated groundwood paper business.
•

On January 5, 2022, the Company announced an agreement to sell its carton packaging and filling machinery businesses in China, Korea and Taiwan to SIG Combibloc Group Ltd, for $335 million, subject to adjustments for cash, indebtedness and working capital as of the date of

[1]	Adjusted EBITDA is a non-GAAP measure. Refer to its definition in the discussion on non-GAAP financial measures and the accompanying reconciliation below.

completion. The Company believes that this transaction will position it to further its strategic focus in North America, where the Company is established as a leading manufacturer of fresh food and beverage packaging, servicing many of the world’s most beloved brands.

•

On February 16, 2022, the Company entered into an agreement to purchase a non-participating group annuity contract with an insurance company to transfer approximately $1,260 million of pension plan gross liabilities. The Company made this decision to reduce the financial risk associated with its pension obligations, which is subject to market fluctuations, without creating risk for beneficiaries.

Fourth Quarter 2021 Results

Net revenues in the fourth quarter of 2021 were $1,527 million compared to $1,175 million in the prior year period. The increase was primarily due to favorable pricing, primarily due to higher material costs passed through to customers across all segments, as well as a benefit from the Foodservice segment’s acquisition of Fabri-Kal on October 1, 2021, partially offset by slight declines due to lower volumes as well as the impact of a disposition completed in the first quarter of 2021.

Net income from continuing operations was $34 million in the fourth quarter of 2021 compared to $18 million in the fourth quarter of 2020. The change was primarily driven by $46 million of lower interest expense driven by a lower loss on extinguishment of debt in the current year quarter and $25 million in higher gross profit, partially offset by a $39 million increase in tax expense, primarily attributable to changes in the Company’s valuation allowance associated with deferred interest deductions in the prior year period.

Adjusted EBITDA1 was $205 million in the fourth quarter of 2021 compared to $170 million in the fourth quarter of 2020. The increase was primarily due to favorable pricing, partially offset by higher material, logistics and manufacturing costs.

Segment Results (compared to the fourth quarter of 2020)

Foodservice

	For the Three Months Ended December 31,				Components of Change in Net Revenues
	2021	2020	Change	% Change	Price/Mix	Volume	FX	Acquisitions
Total segment net revenues	$722	$460	$262	57%	30%	4%	—%	23%
Segment Adjusted EBITDA	$104	$71	$33	46%
Segment Adjusted EBITDA margin	14%	15%

The increase in net revenues was primarily due to favorable pricing, primarily due to higher material costs passed through to customers, as well the impact from the acquisition of Fabri-Kal and higher sales volume.

The increase in Adjusted EBITDA was primarily due to favorable pricing and the impact from the acquisition of Fabri-Kal, partially offset by higher material and manufacturing costs.

Food Merchandising

	For the Three Months Ended December 31,				Components of Change in Net Revenues
	2021	2020	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$410	$350	$60	17%	24%	(7)%	—%
Segment Adjusted EBITDA	$69	$66	$3	5%
Segment Adjusted EBITDA margin	17%	19%

The increase in net revenues was primarily driven by favorable pricing, primarily due to higher material costs passed through to customers, partially offset by lower sales volume, primarily due to labor shortages.

The increase in Adjusted EBITDA was primarily due to favorable pricing, partially offset by higher material and manufacturing costs as well as lower sales volume.

Beverage Merchandising

	For the Three Months Ended December 31,				Components of Change in Net Revenues
	2021	2020	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$412	$363	$49	13%	11%	3%	(1)%
Segment Adjusted EBITDA	$45	$36	$9	25%
Segment Adjusted EBITDA margin	11%	10%

The increase in net revenues was primarily due to favorable pricing, primarily due to higher material costs passed through to customers, higher sales volume due to the market recovery from the COVID-19 pandemic and favorable product mix.

The increase in Adjusted EBITDA was primarily driven by favorable pricing, lower manufacturing costs and higher sales volume, partially offset by higher material and logistics costs.

Financial Results for the Year Ended December 31, 2021:

•	Net Revenues of $5,437 million for the year ended December 31, 2021 compared to $4,689 million in the prior year period.
•	Net Income from continuing operations of $33 million for the year ended December 31, 2021 compared to a net loss of $10 million in the prior year period.
•

Adjusted EBITDA[1] from continuing operations of $531 million for the year ended December 31, 2021 compared to $615 million in the prior year period. Adjusted EBITDA for the year ended December 31, 2021 includes $50 million of additional costs incurred related to the impact of Winter Storm Uri.

Net revenues for the year ended December 31, 2021 were $5,437 million compared to $4,689 million in the prior year period. The increase was attributable to favorable pricing, principally due to higher material costs passed through to customers within the Foodservice and Food Merchandising segments, as well as higher sales volume within the Foodservice and Beverage Merchandising segments, largely due to higher demand as markets continue to recover from the COVID-19 pandemic. In addition, the Foodservice segment’s acquisition of Fabri-Kal on October 1, 2021 contributed $106 million of higher sales for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Net income from continuing operations was $33 million for the year ended December 31, 2021 compared to a net loss of $10 million in the prior year period. The change was primarily driven by $180 million of lower interest expense driven by lower average debt outstanding in the current year period and a lower loss on extinguishment of debt, $49 million of related party management fees in the comparative period, $35 million of higher non-operating income driven by a pension settlement gain, $19 million of lower restructuring, asset impairment and other charges and $13 million of lower foreign exchange losses on cash. These increases were partially offset by $146 million of lower gross profit due to higher manufacturing costs, including $50 million of additional costs incurred related to the impact of Winter Storm Uri, higher logistics and material costs, net of higher costs passed through to customers. In addition, income tax benefit was lower by $108 million driven primarily by the impact of the CARES Act in the prior year.

Adjusted EBITDA1 was $531 million for the year ended December 31, 2021 compared to $615 million in the prior year period. The decrease was primarily due to higher manufacturing, logistics and material costs, net of higher costs passed through to customers. These decreases were partially offset by higher sales volume. Adjusted EBITDA for the year ended December 31, 2021 included $50 million of additional costs incurred related to the impact of Winter Storm Uri.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents were $197 million as of December 31, 2021, with a further $17 million of cash and cash equivalents classified within current assets held for sale.
•	Total outstanding debt was $4,279 million at December 31, 2021.
•	For the quarter ended December 31, 2021, capital expenditures totaled $83 million.
•

The Company paid dividends to shareholders of $0.40 per share during the year ended December 31, 2021. The Company’s Board of Directors approved its fourth quarter 2021 dividend on February 22, 2022 of $0.10 per share of common stock, payable on March 15, 2022 to shareholders of record as of March 4, 2022.

Outlook

The Company’s performance in the fourth quarter demonstrated the resiliency of its business as the Company saw continued volume recovery and effective pricing actions. While our teams will work tirelessly to build off of the momentum from the fourth quarter, the current environment remains challenging with significant inflationary pressures, volatility in raw material costs and continued labor challenges. Additionally, the Omicron variant impacted production capabilities and volume in December 2021 and into the early part of the first quarter of 2022. Despite these challenges, the Company is providing guidance for Adjusted EBITDA from continuing operations of $705 million for 20222.

This 2022 guidance takes into account:

•	Continued pricing initiatives across all three businesses;
•	Continued inflationary pressures and labor challenges in the first half of 2022 moderating into the second half of 2022;
•	Moderate volume growth due to tougher comparisons;
•	Normalization of inventory levels to improve service and reliability;
•	Full year contribution from the Fabri-Kal acquisition; and
•	Scheduled mill outages in the second half of 2022.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on February 24, 2022 at 8:00 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (877) 407-0789 from the U.S. or (201) 689-8562 internationally and use access code 13726424. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of approximately 16,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

[2]

The Company is unable to provide a reconciliation of forward-looking Adjusted EBITDA from continuing operations without unreasonable effort because of the uncertainty and potential variability in amount and timing of gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives and foreign exchange gains or losses on cash, which are reconciling items between GAAP net income (loss) from continuing operations and Adjusted EBITDA from continuing operations and could significantly impact GAAP results.

Note to Investors Regarding Forward Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial results and our expectations regarding the duration and severity of ongoing macroeconomic challenges. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission, or SEC, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC and our Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past results and future prospects. The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash, executive transition charges, goodwill impairment charges, related party management fees and strategic review and transaction-related costs. The Company has provided below a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

The Company presents Adjusted EBITDA because it is a key measure used by our management team to evaluate its operating performance, generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, our chief operating decision maker uses the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that presenting this metric provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. The Company also believes that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our Adjusted EBITDA metric may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Pactiv Evergreen Inc.

Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net revenues	$1,527	$1,175	$5,437	$4,689
Cost of sales	(1,314)	(987)	(4,863)	(3,969)
Gross profit	213	188	574	720
Selling, general and administrative expenses	(121)	(112)	(466)	(470)
Goodwill impairment charges	—	—	—	(6)
Restructuring, asset impairment and other related charges	(1)	(10)	(9)	(28)
Other income (expense), net	2	15	20	(33)
Operating income from continuing operations	93	81	119	183
Non-operating income, net	13	16	101	66
Interest expense, net	(50)	(96)	(191)	(371)
Income (loss) from continuing operations before tax	56	1	29	(122)
Income tax (expense) benefit	(22)	17	4	112
Net income (loss) from continuing operations	34	18	33	(10)
(Loss) income from discontinued operations, net of income taxes	(2)	219	(8)	(15)
Net income (loss)	32	237	25	(25)
Net income attributable to non-controlling interests	(1)	(1)	(2)	(2)
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$31	$236	$23	$(27)
Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders:
From continuing operations - basic & diluted	$0.19	$0.10	$0.17	$(0.08)
From discontinued operations - basic & diluted	$(0.02)	$1.23	$(0.04)	$(0.10)
Total - basic & diluted	$0.17	$1.33	$0.13	$(0.18)

Weighted-average shares outstanding - basic	177.5	176.8	177.4	146.2
Weighted-average shares outstanding - diluted	177.9	176.9	177.7	146.2

Pactiv Evergreen Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	As of December 31, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$197	$458
Accounts receivable, net	474	375
Related party receivables	48	55
Inventories	854	784
Other current assets	127	175
Assets held for sale	162	26
Total current assets	1,862	1,873
Property, plant and equipment, net	1,786	1,685
Operating lease right-of-use assets, net	278	260
Goodwill	1,812	1,760
Intangible assets, net	1,127	1,092
Deferred income taxes	7	7
Other noncurrent assets	149	166
Total assets	$7,021	$6,843
Liabilities
Accounts payable	$364	$313
Related party payables	10	10
Current portion of long-term debt	30	15
Current portion of operating lease liabilities	61	57
Income taxes payable	8	10
Accrued and other current liabilities	315	322
Liabilities held for sale	31	12
Total current liabilities	819	739
Long-term debt	4,220	3,965
Long-term operating lease liabilities	229	217
Deferred income taxes	246	193
Long-term employee benefit obligations	79	519
Other noncurrent liabilities	140	136
Total liabilities	$5,733	$5,769
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,284	1,071
Non-controlling interests	4	3
Total equity	1,288	1,074
Total liabilities and equity	$7,021	$6,843

Pactiv Evergreen Inc.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Year Ended December 31,
	2021	2020
Cash provided by operating activities
Net income (loss)	$25	$(25)
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation and amortization	344	467
Deferred income taxes	(27)	18
Unrealized losses (gains) on derivatives	7	(10)
Goodwill impairment charges	—	6
Other asset impairment charges	—	18
Gain on disposal of businesses and other assets	—	(10)
Non-cash portion of employee benefit obligations	(95)	(59)
Non-cash portion of operating lease expense	77	96
Amortization of OID and DIC	5	17
Loss on extinguishment of debt	2	68
Equity based compensation	11	2
Other non-cash items, net	(2)	19
Change in assets and liabilities:
Accounts receivable, net	(77)	33
Inventories	(8)	(64)
Other current assets	(2)	(2)
Accounts payable	50	32
Operating lease payments	(75)	(93)
Income taxes payable/receivable	41	(58)
Accrued and other current liabilities	(13)	(80)
Employee benefit obligation contributions	(6)	(128)
Other assets and liabilities	4	6
Net cash provided by operating activities	261	253
Cash used in investing activities
Acquisition of property, plant and equipment and intangible assets	(282)	(410)
Proceeds from sale of property, plant and equipment	1	48
Acquisition of business, net of cash acquired	(374)	—
Disposal of businesses, net of cash disposed	(6)	8
Insurance recoveries	3	—
Net cash used in investing activities	(658)	(354)
Cash provided by (used in) financing activities
Long-term debt proceeds	1,510	7,861
Long-term debt repayments	(1,280)	(8,944)
Deferred financing transaction costs on long-term debt	(6)	(49)
Net proceeds from issuance of shares	—	569
Premium on redemption of long-term debt	(1)	(34)
Dividends paid to common shareholders	(71)	—
Cash held by Reynolds Consumer Products and Graham Packaging Company at time of distribution	—	(110)
Other financing activities	(5)	(4)
Net cash provided by (used in) financing activities	147	(711)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4)	(14)
Decrease in cash, cash equivalents and restricted cash	(254)	(826)
Cash, cash equivalents and restricted cash as of beginning of the year(1)	468	1,294
Cash, cash equivalents and restricted cash as of end of the year(1)	$214	$468

(1) includes $17 million, $10 million and $139 million and of cash and cash equivalents and restricted cash classified as current assets held for sale or distribution as of December 31, 2021, December 31, 2020 and December 31, 2019, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Reportable segment net revenues
Foodservice	$722	$460	$2,341	$1,811
Food merchandising	410	350	1,531	1,396
Beverage merchandising	412	363	1,559	1,469
Other	21	27	102	114
Inter-segment revenues	(38)	(25)	(96)	(101)
Total net revenues	$1,527	$1,175	$5,437	$4,689

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA from Continuing Operations to Total Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Reportable segment Adjusted EBITDA from continuing operations
Foodservice	$104	$71	$291	$241
Food merchandising	69	66	232	252
Beverage merchandising	45	36	44	148
Other	1	2	7	8
Unallocated	(14)	(5)	(43)	(34)
Total Adjusted EBITDA from continuing operations (Non-GAAP)	$205	$170	$531	$615

Pactiv Evergreen Inc.

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) from continuing operations (GAAP)	$34	$18	$33	$(10)
Income tax expense (benefit)	22	(17)	(4)	(112)
Interest expense, net	50	96	191	371
Depreciation and amortization	91	76	344	289
Restructuring, asset impairment and other related charges(1)	1	10	9	28
Gain on sale of business and noncurrent assets(2)	—	(2)	—	(1)
Non-cash pension income(3)	(13)	(16)	(101)	(71)
Operational process engineering related consultancy costs(4)	5	1	21	13
Business acquisition costs and purchase accounting adjustments(5)	13	—	15	—
Unrealized losses (gains) on derivatives(6)	2	(7)	7	(10)
Foreign exchange losses on cash(7)	1	1	2	15
Executive transition charges(8)	—	—	10	—
Goodwill impairment charges(9)	—	—	—	6
Related party management fee(10)	—	—	—	49
Strategic review and transaction-related costs(11)	—	8	—	47
Other	(1)	2	4	1
Adjusted EBITDA from continuing operations (Non-GAAP)	$205	$170	$531	$615
(1)

Reflects asset impairment, restructuring and other related charges (net of reversals) primarily associated with the closure of Beverage Merchandising’s coated groundwood operations, our corporate operations and the remaining closures businesses that are not reported within discontinued operations.

(2)	Reflects the gain or loss from the sale of businesses and noncurrent assets.
(3)	Reflects the non-cash pension income related to our employee benefit plans.
(4)	Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(5)	Reflects $3 million of acquisition costs related to Fabri-Kal and a $12 million inventory fair value step-up that was expensed within cost of sales during 2021.
(6)	Reflects the mark-to-market movements in our commodity derivatives.
(7)	Reflects foreign exchange losses on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.
(8)	Reflects charges relating to key executive retirement and separation agreements during 2021.
(9)	Reflects goodwill impairment charges in respect of our remaining closures operations.
(10)

Reflects the related party management fee charged by Rank Group Limited to us and the fee to terminate this arrangement upon our initial public offering, or IPO. Following our IPO, the Company is no longer charged the related party management fee.

(11)

Reflects costs incurred for strategic reviews of our businesses, primarily in anticipation of and in connection with the IPO, as well as other costs related to the IPO that cannot be offset against the proceeds of the IPO.